Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Completes Previously Announced Transaction to Increase
Its Equity Ownership of Its Brazil-based PST Joint Venture
– Transaction expected to be accretive in 2012 –

Warren, Ohio, January 5, 2012  – Stoneridge, Inc. (NYSE: SRI) today completed the previously announced agreement with its joint venture partners to acquire an additional 24% ownership of PST Eletronica S.A. (“PST”), a Brazil-based electronic system provider focused on security, infotainment and accessories primarily for the automotive and motorcycle markets.  Stoneridge’s ownership interest in PST has now increased from 50% to 74%.

Stoneridge paid $29.7 million in cash and issued 1.94 million shares in exchange for the additional 24% equity ownership in PST.  PST’s future results will be consolidated into Stoneridge’s future results.  Stoneridge’s results for 2011 will recognize an after-tax gain on its pre-acquisition investment in the range of $35.0 million to $44.0 million based in part on the value of Stoneridge’s common shares on December 29, 2011.  The transaction is expected to be accretive in Stoneridge’s full-year 2012 consolidated financial results.

“We are pleased to have this strategic piece in place as it will allow us to accelerate our efforts to expand globally and strengthen our ability to serve the South American market in 2012 and beyond,” said John C. Corey, president and chief executive officer of Stoneridge.

PST sales for 2011 as translated to U.S. dollars are expected to be in the range of $245 million to $255 million.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443